LICENSE AGREEMENT

THIS AGREEMENT is made and entered into by and between BioShaft Water Technology, Inc. a corporation organized and existing under the laws of Nevada, and having its principal place of business at 5927 Balfour Court, Suite 201, Carlsbad, San Diego County, California, USA, (hereinafter referred to as "LICENSOR"), and FPS international , a company existing and organized under the laws of State of Kuwait, and having its principal place of business at Future Area (Al Mustaqbal), Block F19,Kuwait free trade zone, Kuwait city , State of Kuwait (hereinafter referred to as "LICENSEE").

WITNESSTH:

WHEREAS, LICENSOR is the owner of certain registered patents and patent applications listed in Exhibit A (hereinafter defined as the "HANS BIOSHAFT PATENT") and is the global owner of the patented HANS BIOSHAFT PATENT system, a household wastewater (Sewage) Treatment technology that promotes eco-efficiency, clean production and pollution prevention, and

WHEREAS LICENSOR is an industry leader in low sludge (inert biomass) yields because of a patented attached growth process. This fixed film process results in the virtual elimination of sludge and the associated sludge components found in conventional activated sludge waste water treatment systems (i.e. sludge collection, drying beds and disposal), and

WHEREAS LICENSOR has developed and perfected a wide range of product lines using the HANS BIOSHAFT PATENT system and the BioShaft services are for the following three categories:

A. Standard Prepackage Systems (pre-engineered).
B. Standard Modular Systems (pre-engineered)
C. Custom built Plants

All of which are hereinafter jointly referred to as the "Patented System", each of the above categories containing the Licensed Product as defined herein, and

WHEREAS, LICENSEE desires to undertake to market and distribute the System in the LICENSED TERRITORIES (as hereafter defined) using the HANS BIOSHAFT PATENT, the technology, trademark and trade name; and

WHEREAS, LICENSOR is desirous to grant to LICENSEE and LICENSEE desires to receive a license of the HANS BIOSHAFT PATENT and the Patented System pursuant to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein, LICENSOR and LICENSEE hereby agree as follows:

ARTICLE 1
DEFINITIONS:

Terms in this Agreement which are capitalized shall have the meanings set forth below or as defined elsewhere in this Agreement.

1.1. "HANS BIOSHAFT PATENT" means those registered patents and patent applications, their divisions, continuations, continuations-in-part of such patents issuing therefrom, and all reissues or renewals of the same, listed in Exhibit 1 attached hereto.

1.2. "LICENSED TERRITORIES" mean AGCC (Arab Gulf Countries Council) and Egypt.

1.3. "EFFECTIVE DATE" means the date of execution of this Agreement by the last party to do so.

1.4. "LICENSED PRODUCTS" means any product manufactured by or for the LICENSEE which contains the HANS BIOSHAFT PATENT.

ARTICLE 2
LICENSE GRANT:

2.1. Subject to LICENSEE's performance of the payments and obligations set forth in paragraphs 3.1 and 3.2, LICENSOR hereby grants to LICENSEE, who accepts it, a nonexclusive, nontransferable royalty-bearing license to use the Trademark and Trade Name "BioShaft" and to assemble, market and sell, lease, use or otherwise dispose of the Patented System in the LICENSED TERRITORIES.

2.2. LICENSEE is not hereby entitled to sublicense, subcontract or in any way assign or transfer, in whole or in part, the rights granted to it hereunder.

2.3. Nothing herein contained shall be construed to prohibit LICENSOR from granting licenses with respect to the Trademark, Trade Name, and the System to other prospective licensees outside of the LICENSED TERRITORIES.

ARTICLE 3
ROYALTIES AND PAYMENTS:

3.1. *Royalty fees.*

In consideration of the rights granted to LICENSEE under Article 2 hereinabove, LICENSEE agrees:

(a) As consideration for the grant of the License, LICENSEE shall pay the LICENSOR a royalty equal to a percentage of the Annual Gross Revenue (as defined below). The royalty shall be calculated based on the Annual Gross Revenue amount pursuant to the follow scale:

Annual Gross Revenue Amounts	Percentage of Royalty
$0 USD – up to $5,000,000.00 USD	10%
$5,000,000.01 USD - $10,000,000.00 USD	7.5%
$10,000,000.01 USD - $100,000,000.00 USD	5%
$100,000,000.01 USD – and up	3%

(c) Each year LICENSEE shall pay to LICENSOR an annual minimum royalty equal to the royalty for ANNUAL GROSS REVENUES of $5,000,000.00 USD. If amounts paid under the quarterly payments described in this agreement are not equal to such amount, LICENSEE shall make up such amount in the January installment of such payment for the preceding calendar year. Portions of any year shall be pro rated for the length of time in the calendar year for which the AGREEMENT is in effect.

3.2. *Report and Payment.*

(a) The LICENSEE shall keep accurate account of gross revenues of their Business and shall render a certified statement in writing of such gross revenues, along with the calculations of the Royalty due to LICENSOR for each calendar quarter and shall provide such certified statement to LICENSOR jointly with the payment of the Royalty. For purposes of this Agreement, the term "Annual Gross Revenues" is hereby defined to mean receipts from gross sales of LICENSEE and of all LICENSEE's concessionaires and subtenants of LICENSEE; from all business conducted upon, from or through LICENSEE's Business, whether such sales be evidenced by check, credit, charge account, exchange or otherwise and shall include, but not be limited to, the amounted received from the sale of merchandise of any type, together with the amount of all orders taken or received at LICENSEE's Premises, whether such orders be filled from the Premises or elsewhere and whether such sales are made by means of merchandise or other vending services in LICENSEE's Premises. Annual Gross Revenues shall not include sales of merchandise for which cash has been refunded or allowances made on merchandise claimed to be defective or unsatisfactory and there shall be deducted from gross revenues the sales price of merchandise returned by customers for exchange, provided that the price of the merchandise returned was originally included in gross revenues, and provided, also, that the sales price of the merchandise delivered to the customer in exchange shall be included in gross revenues. LINCENSEE shall deduct from gross revenues any sales, use, or gross receipts tax which LICENSOR is obligated to pay with respect to the sale of any of its merchandise.

(b) LICENSEE and its Subsidiaries shall keep true and accurate records containing all data necessary for the proper computation of the running royalty payable hereunder. Such records shall be available for inspection by a mutually agreed-upon Certified Public Accountant during the TERM of this Agreement, and for three (3) years following any termination or expiration of this Agreement. Prompt adjustment shall be made by LICENSEE to compensate for any errors or omissions relating to the amounts payable under this Agreement disclosed by any

such inspection. The costs of any such inspection shall be borne by LICENSEE in the event that errors or omissions amounting to $[5,000.00] or more are found; in such case, adjustment shall not prejudice LICENSOR's rights to seek any appropriate remedies, including the right to terminate this Agreement in accordance with paragraph 6.2 hereof.

(c) All payments of running royalties made by LICENSEE under this Agreement shall be due and payable in US DOLLARS to LICENSOR within ten (10) days after the 5th of April, 5th of July, 5th of October and 5th of January of each calendar year, together with the written reports provided in paragraph 3.2.1(a) herein above.

All payments under this Agreement shall be made to LICENSOR by bank transfer to the account listed hereafter or at such other account as shall be furnished in writing by the duly authorized officer of LICENSOR:

Wells Fargo Bank

San Marcos Main Office
1000 w San Marcos blvd
San Marcos, Ca 92078

ARTICLE 4
LIMITED WARRANTIES; INDUSTRIAL PROPERTY CLAIMS:

4.1. In no event shall any amount of royalty fees paid hereunder by LICENSEE be refundable to it, including in case of cancellation by a court of final jurisdiction or in case of any final invalidation of any HANS BIOSHAFT PATENT licensed under this Agreement.

4.2. LICENSOR guarantees only the existence of the HANS BIOSHAFT PATENT at the EFFECTIVE DATE. In the event that during the TERM of this Agreement, the existence of any HANS BIOSHAFT PATENT is threatened for any reason, LICENSOR shall make, at its expense, its best efforts to preserve such existence and will keep LICENSEE informed of actions and procedures set into motion with such respect when required in writing by LICENSEE. LICENSEE will cooperate with LICENSOR, at LICENSOR's expense, by providing any information and assistance reasonably requested by LICENSOR and necessary to initiate and bring the above referred actions and procedures to a satisfactory conclusion.

4.3. EXCEPT AS SET FORTH IN THIS ARTICLE, LICENSOR DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARISING OUT OF THIS AGREEMENT AND THE RIGHTS PROVIDED HEREUNDER.

4.4. IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES,

INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR DEMANDS AGAINST THE OTHER PARTY BY ANY PERSON, OR OTHER COMMERCIAL LOSS.

ARTICLE 5
NON-DISCLOSURE CONFIDENTIALITY:

5.1. *Nondisclosure By Licensee.* LICENSEE expressly covenants to not at any time in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation any information of any kind, nature or description concerning the System and the conduct of LICENSEE's business, except insofar as it is necessary for the conduct of LICENSEE's own employees, agents and representatives from such unauthorized disclosure and to take all steps necessary in order to enforce such restriction. The parties hereto stipulate that as between themselves information to be supplied by LICENSOR to LICENSEE relating to the System and LICENSOR's manufacturing business is important, material and confidential and gravely affects the effective and successful conduct of the business of LICENSOR and its goodwill and any breach of the terms of this paragraph is a material breach of this Agreement.

ARTICLE 6
TERM; TERMINATION:

6.1. *Term.* This Agreement and License shall be in effect for a term commencing on the EFFECTIVE DATE and continuing for Five (5) years from such EFFECTIVE DATE, or until terminated under the termination provisions delineated below.

6.2. *Termination Without Prior Notice.* LICENSOR may immediately end the term of this Agreement by written notice without prior advance notice to LICENSEE in the event LICENSEE shall violate any term, provision, covenant, condition or agreement herein contained, and such violation shall continue for a period of thirty (30) days after written notice from LICENSOR or under the following circumstances LICENSOR shall be entitled without liability therefor to terminate this Agreement forthwith:

(i) In the event of LICENSEE's voluntary bankruptcy, insolvency, liquidation, receivership, or trusteeship; make a composition with its creditors or enter into any similar proceeding of the same nature; or that a state of war exists in the domiciliary country of either party; or that governmental regulations, policies, or laws are promulgated, or proceedings initiated by the government in the domiciliary country of LICENSEE which precludes performance hereunder of the obligations of LICENSEE for a prolonged period of time,;

(ii) In the event LICENSEE shall cease to exist as a company through operation of law or otherwise; or

(iii) In the event that LICENSEE violates the territorial limitations;

6.3. Upon termination of this Agreement pursuant to paragraphs 6.1 OR 6.2, LICENSEE shall immediately cease using the rights licensed under Article 2 hereinabove and shall send to LICENSOR a certificate, signed by a duly authorized officer of LICENSEE, stating that it no longer has any right to use the aforesaid rights and/or to assemble, manufacture, sell, use or otherwise dispose of the HANS BIOSHAFT PATENT or the LICENSED PRODCUTS. LICENSEE shall cease to use and shall withdraw from the use of the Trademark, Trade Name, or any combination of works similar thereto or suggestive thereof, the trade names, trademarks, services marks, certification marks, color schemes and patterns, logos, slogans, designs, signs and emblems of BioShaft or in any way similar thereto or suggestive thereof; and the LICENSEE shall withdraw from use and cease to use any and all such distinguishing characteristics as to avoid all possibility of confusion by the public.

6.4. LICENSEE agrees that LICENSOR shall be entitled to injunctive and equitable relief for any violation of this paragraph of the agreement or any and all relief that a court of competent jurisdiction shall see fit to render for a violation of this paragraph, and LICENSEE agrees to pay all costs and expenses including reasonable attorneys' fees incurred by LICENSOR in enforcing this paragraph or any other parts of this Agreement as a result of LICENSEE's violation of or default in performing this paragraph or any other part of this Agreement.

6.5. It is expressly agreed that the royalties accrued on the date of any termination of this Agreement will be due and payable to LICENSOR fifteen (15) days from such date. It is further agreed between the parties that on the date of any termination of this Agreement, royalties on the HANS BIOSHAFT PATENT System manufactured or assembled but not sold, used or otherwise disposed of on such date, shall become automatically due and are deemed to be accrued.

ARTICLE 7

RESPONSIBILITIES OF LICENSEE:

7.1. *Reports, Payments, Records.* LICENSEE shall furnish LICENSOR with a report on or before the twentieth day of April, July, October and January of each Annual Year, setting forth in detail, by specific product and country, the LICENSED PRODUCTS invoiced by it and the selling prices therefor during the last preceding complete three calendar months; provided, however, that the last specified quarterly report shall be an annual report and shall cover the preceding Annual Year and may, at the option of LICENSOR, be verified by an independent public accountant employed by LICENSOR.

LICENSEE shall keep such accurate records and books of account as will show in detail the number and type of LICENSED PRODUCTS on which royalty is payable hereunder manufactured and sold and the selling prices therefor, and such records and books of account, as well as other records relating to materials procurement, manufacturing, inventory, and sales, as will permit verification thereof, which records and books shall be open to examination at all reasonable times by representatives of LICENSOR, and LICENSEE shall permit such representatives to take excerpts from and make copies of any entries or details of such records.

LICENSEE shall furnish such other reports as may from time to time be reasonably required by LICENSOR and reasonably available to LICENSEE as to sales and prospective sales under this Agreement.

LICENSEE shall submit to LICENSOR each year during the term of this Agreement a report entitled "Annual Market Report" covering the production status and market activity of the LICENSED PRODUCTS for the existing fiscal year and forecast for the forward fiscal year by specific product, customer, country, and the like.

All materials and information provided by LICENSEE to LICENSOR under this Agreement shall remain the property of LICENSEE and shall be kept confidential by LICENSOR.

7.2. *Product Duties*. LICENSEE agrees to promote vigorously the sale of the LICENSED PRODUCTS in the LICENSED TERRITORY, in accordance with the rights granted respectively to them, and to employ their best efforts in exploiting and servicing the market in the LICENSED TERRITORY. LICENSOR shall cooperate with LICENSEE by supplying LICENSEE with sufficient quantities of the LICENSED PRODUCTS to meet the market demands and requirements in the LICENSED TERRITORY. Responsibilities shall also include but not be limited to the following:

- Marketing and sales plan implementation, including participating in Industry related Exhibitions to meet the yearly target sales quota.
- Prequalification within the government agencies, Consulting Engineers, General Contractors, Developers, Sanitation Districts and Municipalities.
- Protecting all the propriety drawings and specification of the LICENSOR from infringement by others.
- Taking care of the operation and maintenance of the existing and future projects.
- Make sure to use only original and stamped drawings and manuals of the LICENSOR without modification.

- Start up and commissioning should be performed under the supervision of the LICENSOR.

LICENSEE shall warrant any LICENSED PRODUCT manufactured or sold pursuant to this Agreement to be free from defects of material, workmanship, or operation.

7.3. *Insurance*. LICENSEE agrees to secure general liability insurance, including product liability insurance, with aggregate bodily injury and property damage limits of not less than the equivalent of one million U.S. dollars (U.S. $1,000,000). The LICENSEE shall cause its insurers to add the LICENSOR as an additional insured on the aforementioned policies. The LICENSEE shall furnish to LICENSOR evidence of such insurance coverage in the form of a certificate of insurance stipulating that the LICENSOR will be given ten (10) day written notice prior to any material change, substitution, or cancellation of the insurance during the term of this Agreement. LICENSEE shall bear the cost of acquiring and maintaining the aforementioned insurance during

the term of this Agreement. The limitations as to form or amounts of insurance stipulated herein represent the minimum requirements for the Agreement and are not intended to limit the legal liabilities of the Licensee.

7.4. *Intellectual Property, Inventions and Improvements*. LICENSOR is the sole owner of all Intellectual Property related to the LICENSED PRODUCTS. The term "Intellectual Property" shall mean all intangible property rights owned by LICENSOR relating in any way to the LICENSED PRODUCTS, including without limitation all patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, trade secrets, know-how, mask works, certifications, invention disclosures, concepts, or ideas.

LICENSEE shall execute and provide such documents and perform such acts as may be reasonably necessary for LICENSOR to obtain and maintain such patent, trademarks, trade secret and other intellectual property rights protection related to the LICENSED PRODUCTS.

LICENSEE shall promptly notify LICENSOR in writing of any inventions or improvements which relate to any of the LICENSED PRODUCTS, or to the manufacture or use thereof, and in which LICENSEE is entitled to claim a proprietary right therein, including those inventions or improvements made by any employee of LICENSEE or by any contractor of LICENSEE to whom LICENSEE has subcontracted work relating to the LICENSED PRODUCTS. All such inventions and improvements shall inure to the benefit of LICENSOR who shall have the right to file for patent protection in any and all countries provided, however, that if LICENSOR obtains patent rights in any country of the LICENSED TERRITORY of this Agreement, LICENSOR, at the request of LICENSEE, shall grant to LICENSEE a royalty-free, nonexclusive, nontransferable license to make, use, or sell under such patents within such country for the full life of the patents. LICENSOR shall have the right to grant sublicenses under any license granted hereunder without any obligation to pay any moneys to LICENSEE. In any instance where LICENSEE is a proprietor but not the sole beneficial owner of an invention, improvement, or patent to pursuant to this paragraph, it shall use all reasonable endeavors to obtain the consent of all others interested in the invention, improvement, or patent to LICENSEE performing its obligations as stipulated. LICENSEE, to the best of its ability, shall obtain the assignment to LICENSOR from its employees or other persons under its control of all inventions and improvements relating to the LICENSED PRODUCTS which result from LICENSEE'S activities under this Agreement, provided, however, LICENSOR shall not be obliged to give any consideration for such assignment (other than payment of the incidental costs thereof).

7.5. *Quality Control*. All Products manufactured and sold under this AGREEMENT by LICENSEE or by a sublicensee of LICENSEE will be manufactured and will perform in accordance with standards established by LICENSOR. Prior to the first sale of each particular kind of product manufactured under this AGREEMENT, LICENSEOR will be provided with a sufficient amount of information to allow LICENSOR to reasonably determine the quality of the manufacture and performance of that product. If it so desires, LICENSOR will be given a reasonable opportunity to inspect and test the product.

No changes in the design, concept, or technology of the LICENSED PRODUCTS or

under the trademarks or trade names manufactured, used, or sold under the terms of this Agreement will be made by LICENSEE or its sublicensees without the prior written consent of LICENSOR, which consent will be made with full cognizance of local code and requirements.

7.6. *Indemnification.* LICENSEE, for and in consideration of and as a condition to granting of this license, hereby agrees to indemnify and hold harmless and release and forever discharge LICENSOR, and its agents, officers, assistants, and employees, either in their individual capacities or by reason of their relationship to the LICENSOR and its successors, from any and all claims and demands whatsoever which LICENSEE and any or all other persons have against the LICENSOR, or any or all of the above-mentioned persons or their successors, by reason of any damage, or other consequences arising or resulting directly or indirectly from the license herein and hereby granted and occurring at any time subsequent to the grant of the license.

7.7 *Infringement.* LICENSOR will pay all expenses in connection with the application and maintenance of the Trademarks and any patents, designs, or trademarks which may become subject to this Agreement. LICENSEE will notify LICENSOR of any alleged infringement of the Patents and Trademarks in the LICENSED TERRITORY. LICENSOR, on notification of any alleged infringement, will take such action as LICENSOR deems desirable to protect patent, design, and trademark rights. In the event of legal proceedings, the costs will be borne by LICENSOR, and any damages and costs and other compensation awarded will belong to LICENSOR. LICENSEE will cooperate with LICENSOR in furnishing witnesses, records, and information for the legal proceedings.

ARTICLE 8.

ASSIGNMENT:

LICENSEE shall in no event have the right to assign this Agreement or any of its rights, privileges and obligations hereunder to any other person, firm or corporation, including in case of acquisition, merger or consolidation of LICENSEE with another corporation, without the prior written consent of LICENSOR.

This Agreement shall be binding upon and inure to the benefit of any corporation or other legal entity with which LICENSOR may be merged or consolidated, or to the benefit of the assignee of the assets of LICENSOR to which this Agreement relates. Otherwise, this Agreement may be assigned by LICENSOR to any corporation directly or indirectly majority-owned or controlled by, or under the same control as, LICENSOR.

ARTICLE 9.

EXPORT AND IMPORT CONTROLS AND OTHER LAWS OR REGULATIONS:

Nothing herein shall be construed to require LICENSOR or LICENSEE to take any action contrary to any export or import control regulation or other applicable laws or regulations of France or any other country having competent jurisdiction.

ARTICLE 10.

NOTICES; COMMUNICATIONS; AUTHORIZATIONS:

11.1. Any and all official notices, authorizations or other communications required or permitted pursuant to this Agreement shall be sufficiently given only if written in the English language and hand delivered or sent by registered or certified airmail, return receipt requested, postage prepaid, to the addresses set forth in paragraph 10.2 below.

10.2. All the notices or communications shall be addressed to the following:

If to LICENSOR:

BioShaft Water Technology, Inc.
5927 Balfour Court, Suite 201
Carlsbad, CA 92008

Attn: Dr. Hans H. Badreddine, CEO

If to LICENSEE:

FPS International
Area (Al Mustaqbal), Block F19,
Kuwait free trade zone, Kuwait city,
State of Kuwait

Attn: Mr.Khalid Al Hashani

or at such other addresses and to such other persons as shall be furnished from time to time in writing by the parties entitled to receive such notices and communications, and such communications shall be deemed to have been given as of the date so delivered or mailed.

ARTICLE 11.

DISCLAIMER OF AGENCY:

11.1. This AGREEMENT shall not constitute either party the legal representative or agent of the other, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

11.2. *Separate Entities*. The parties hereto expressly agree that LICENSOR and LICENSE are completely separate entities and are not partners, general partners, limited partners, joint ventures or agents of each other in any sense whatsoever and neither has the power to obligate or bind the other and that, except as a fictitious firm name for LICENSEE's Business, LICENSEE shall not use the words "BioShaft" or any combination of such words in the name of his/her/its proprietorship, corporation, partnership or joint venture or other business entity, nor allow the use thereof by others, and that LICENSEE ill neither sell nor provide any

products or services using the aforementioned or Trade Name except as expressly provided herein. It is further expressly agreed by the parties that, except as dictated by the terms of this Agreement, the manner of operation and the sale of LICENSEE's products are entirely within the discretion and purview of the LICENSEE and that the LICENSOR has no power of supervision or control over LICENSEE's operations other than as expressly provided in this Agreement.

ARTICLE 12.
PUBLICITY:

12.1. LICENSEE shall not disclose the terms and conditions of this Agreement to any third party except as required by law or by governmental regulation, requirement or court order; provided, however, that LICENSEE shall promptly notify LICENSOR of such requirement.

12.2. LICENSEE shall indicate the name of "*[name of Licensor's patents]*" in any advertising, technical or promotional documents relating to the LICENSED DEVICE(S). In addition, LICENSEE agrees to affix the mention "*[name of Licensor's patents]*" on each LICENSED DEVICE(S) so manufactured.

ARTICLE 13.
EFFECT OF HEADINGS:

The Articles and paragraph headings appearing on this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of an Article, nor in any way affect this Agreement, except with respect to the definitions.

ARTICLE 14.
FORCE MAJEURE:

Neither party shall be liable to the other or deemed to be in breach of any obligation hereunder if its performance is prevented or delayed by causes such as war, riots, acts of civil or military authorities, flood, storm, and acts of God, if those events are beyond its control, provided that the Defaulting Party exercises due diligence in promptly notifying the other party of conditions which will result in delay or in breach and will cure such as soon as it is able reasonably to do so.

ARTICLE 15.
NONWAIVER:

The failure of either party at any time to require performance by the other party of any provision thereof shall not affect in any way the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

ARTICLE 16.
SEVERABILITY:

If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the remainder of the provisions shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and the parties shall endeavor to replace such invalid or unenforceable portion by a similar but valid or enforceable one.

ARTICLE 17.
GOVERNING LAW AND ARBITRATION:

17.1. This Agreement, its validity, interpretation, construction, and performance, shall at all times be governed by the laws of *[name of state]*. The official text of this Agreement shall be in English and any interpretation or construction of this Agreement shall be based solely on the English-language text.

17.2. Any dispute or controversy arising or in connection with the interpretation or performance of this Agreement during its life or thereafter that cannot be resolved by a mutually amicable arrangement between the parties hereto will be finally settled according to the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. Arbitration proceedings shall be conducted in the English language and shall take place in the city of *[name of city]*, *[name of state]*.

ARTICLE 18.
INTEGRATION, AMENDMENTS AND MODIFICATIONS:

This Agreement and its Exhibits contain the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersede any and all prior agreements and understandings, written or oral, of the parties with respect thereto. There are no representations, warranties, covenants, or agreements, except as herein set forth. No modification, alteration, amendment, or waiver of any term or covenant of this Agreement shall be valid unless in writing signed by an authorized representative of each party.

EXHIBIT 1. LIST OF PATENTS

Patent Holder	Filing Country	Filing Date	Date of patent	Patent #	Expiration Date
[name of Licensor]'s patent 1]	*[name of country 1]*	*[date of filing 1]*	*[date of patent 1]*	*[patent number 1]*	*[date of expiration 1]*
[name of Licensor]'s patent 2]	*[name of country 2]*	*[date of filing 2]*	*[date of patent 2]*	*[patent number 2]*	*[date of expiration 2]*
[name of Licensor]'s patent 3]	*[name of country 3]*	*[date of filing 3]*	*[date of patent 3]*	*[patent number 3]*	*[date of expiration 3]*